Exhibit 14.4

Consent of Registered Public Accounting Firm

To the Board of Directors of
Companhia Vale do Rio Doce (“CVRD”)

We hereby consent to the use in this Annual Report on Form 20-F of Companhia Vale do Rio Doce and Vale Overseas of our report dated January 21, 2004 relating to the Financial Statements of ALUNORTE – Alumina do Norte do Brasil S.A. for the year ended December 31, 2003, which is included in such Annual Report.

Rio de Janeiro, Brazil
May 30, 2005

/s/ Trevisan Auditores Independentes

TREVISAN AUDITORES INDEPENDENTES